Exhibit 23.1

Webco Industries, Inc.
9101 West 21st Street
Sand Springs, OK 74063

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-49219) of Webco Industries, Inc. of our report dated September 19, 2001, relating to the consolidated financial statements and financial statement schedule which appears in this From 10-K.

PricewaterhouseCoopers LLP

Tulsa, Oklahoma
October 26, 2001